EXHIBIT 12

NGC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ in 000's)
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
                                                         Six
                                                        Months                    Years Ended December 31,
                                                         Ended      -------------------------------------------------
                                                       30-Jun-96      1995        1994      1993      1992      1991
                                                       ---------    --------    -------   -------   -------   -------
Computation of Earnings:
     Pre-tax income from continuing operations ......   $ 63,845    $ 65,234    $44,105   $46,776   $46,020   $39,184
     Undistributed income from equity investees .....     12,546       9,169      3,803      --        --        --
                                                        --------    --------    -------   -------   -------   -------
          Computed Earnings .........................     51,299      56,065     40,302    46,776    46,020    39,184
                                                        --------    --------    -------   -------   -------   -------
Fixed Charges:
     Interest costs:
          Expensed ..................................     20,926      34,475      1,114       642     2,267     2,438
          Capitalized ...............................        600       1,028       --        --        --        --
     Amortization of financing costs ................        869       1,132      1,267     1,130     1,512     1,490
     Amortization of premium ........................     (2,017)     (3,216)      --        --        --        --
     Rental expense representative of interest factor      1,113       3,719        955       801       467       367
                                                        --------    --------    -------   -------   -------   -------
          Total Fixed Charges .......................     21,491      37,138      3,336     2,573     4,246     4,295
                                                        --------    --------    -------   -------   -------   -------
Earnings Before Income Taxes and Fixed Charges ......   $ 72,190    $ 92,175    $43,638   $49,349   $50,266   $43,479
                                                        ========    ========    =======   =======   =======   =======
Ratio of Earnings to Fixed Charges ..................       3.36        2.48      13.08     19.18     11.84     10.12
                                                        ========    ========    =======   =======   =======   =======
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